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                                                                   Exhibit 99.1






                   FOR:                    DECKERS OUTDOOR CORPORATION

                   APPROVED BY:            Scott Ash
                                           Chief Financial Officer
                                           (805) 967-7611

                   CONTACT:                Integrated Corporate Relations, Inc.
                                             Chad A. Jacobs/Thomas M. Ryan
                                             (203) 222-9013


FOR IMMEDIATE RELEASE
---------------------

Deckers Outdoor Corporation Announces that Mark Thatcher, Owner of Teva Sports Sandals, Inc., Will Explore Strategic Options.

GOLETA, California, November 2, 1998 - Deckers Outdoor Corporation (Nasdaq:
DECK) announced today that Mark Thatcher, owner of Teva Sport Sandals, Inc., will explore various strategic options for the Teva brand. Thatcher has engaged Sutro & Co., Incorporated to act as his financial advisor to commence this process.

Deckers is in continuing negotiations with Thatcher, pursuing various options including a renewal of the existing license. Deckers is hopeful that it will be able to successfully negotiate a favorable arrangement with Thatcher.

Deckers currently has an exclusive licensing agreement for Teva footwear and apparel, which expires August 31, 2001. Deckers has been the exclusive licensee of the products beginning in 1986, and has since extended or renewed the licensing agreement three times.

Deckers Outdoor Corporation designs and markets innovative, function oriented footwear and apparel, developed specifically for high performance outdoor, sports and other lifestyle-related activities as well as for casual use. The Company's products are offered under the Teva, Simple, Ugg and Picante brand names.